EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                 AREAWIDE CELLULAR, INC., A FLORIDA CORPORATION

                                      INTO

   AREAWIDE CELLULAR, INC., A DELAWARE CORPORATION (the SURVIVING CORPORATION

                                 APRIL 10, 2002


         This Agreement is entered into as of April 10, 2002, by and between Areawide Cellular, Inc., a Delaware corporation (the "SURVIVOR") and Areawide Cellular, Inc., a Florida corporation (the "TARGET"). The Survivor and the Target are referred to collectively herein as the "PARTIES".

         This Agreement contemplates a transaction in which the Target will be merged into Survivor to effect a change of domicile from Florida to Delaware. The Target Shareholders will receive the capital stock of the Survivor in exchange for their capital stock in the Target. Immediately after the merger, the Target Shareholders shall be the sole Shareholders of Survivor. It is intended that the transaction qualify as a tax-free reorganization pursuant to Code ss.ss. 368(a)(1)(F).

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       Definitions.

"ARTICLES OF MERGER" has the meaning set forth in ss.2(c) below.

"CLOSING" has the meaning set forth in ss.2(b) below.

"CLOSING DATE" has the meaning set forth in ss.2(b) below.


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"DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of
Delaware, as amended.

"EFFECTIVE TIME" has the meaning set forth in ss.2(d)(i) below.

"MERGER" has the meaning set forth in ss.2(a) below.

"PARTY" has the meaning set forth in the preface above.

"PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"SURVIVING CORPORATION" has the meaning set forth in ss.2(a) below.

"SURVIVOR" has the meaning set forth in the preface above.

"SURVIVOR PREFERRED SHARE" means a share of the 8% Cumulative Redeemable Preferred Stock, $.001 par value, of the Survivor.

"SURVIVOR SHARE" means a share of the Common Stock, $.00001 par value, of the Survivor.

"TARGET" has the meaning set forth in the preface above.

"TARGET PREFERRED SHARE" means a share of the 8% Cumulative (Commencing May 1,
2001) Redeemable Preferred Stock, $.001 par value, of the Target.

"TARGET SHARE" means any share of the Common Stock, $.001 par value, of the Target.

"TARGET SHAREHOLDER" means any Person who or which holds any Target Shares.

2.       Basic Transaction.

         (a) The Merger. On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Survivor (the "MERGER") at the Effective Time. The Survivor shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Target in Buffalo Grove, Illinois, commencing at 9:00 a.m. local time on April 10, 2002 (the "CLOSING DATE").

         (c) Actions at the Closing. At the Closing, the Target and the Survivor will file with the Secretary of State of the State of Delaware an original copy of this Agreement and Plan of Merger and with the Secretary of State of the State of Florida Articles of Merger.


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         (d) Effect of Merger.

                  (i) General. The Merger shall become effective at the time (the "EFFECTIVE TIME") the Target and the Survivor file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Conversion of Target Shares. At and as of the Effective Time, each Target Share shall be converted into One (1) Survivor Share and each Target Preferred Share shall be converted into One (1) Survivor Preferred Share.

                  (iii) Certificate of Incorporation. The Certificate of Incorporation of the Survivor in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                  (iv) Bylaws. The Bylaws of the Survivor in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                  (v) Directors and Officers. The directors and officers of the Target in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

3.       Miscellaneous.

         (a) The Board of Directors of Areawide Cellular, Inc., a Delaware corporation approved and adopted the Plan of Merger by written consent dated April, 10, 2002 in accordance with the provisions of Section 252 of the Delaware General Corporation Law, no shares having been issued.

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in ss.2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Shareholders.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.


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         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

         (h) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (j) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (k) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



AREAWIDE CELLULAR, INC., A DELAWARE CORPORATION

By: /s/ Darryl P. Jacobs
Title: Executive Vice President


AREAWIDE CELLULAR, INC., A FLORIDA CORPORATION

By: /s/ Darryl P. Jacobs
Title: Executive Vice President


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